Exhibit 99.1


INNOVATIVE SOFTWARE TECHNOLOGIES ANNOUNCES SETTLEMENT
WITH FORMER OFFICERS AND DIRECTORS

Riverside, Missouri, July 19, 2004. Innovative Software Technologies, Inc. today announced the execution of a settlement agreement with Ethan A. Willis and James
R. Garn, two former officers and directors of Innovative, and the former owners of its Energy Professional Marketing Group (EPMG) subsidiary.

Under the terms of the settlement, Garn and Willis have surrendered to the Company all of their shares of capital stock of the Company in exchange for certain assets of EPMG. These assets include EPMG's rights under certain credit card processing contracts (including receivables relating to reserves under those contracts in the amount of approximately $1,000,000), substantially all of the tangible fixed assets of EPMG's Utah facility, and certain intangible assets of EPMG, such as specified website domain names, software, and customer lead data. The Settlement Agreement also sets forth certain agreements and covenants relating to the relationship between the parties on a going-forward basis and the parties' respective future businesses activities. Further details regarding the settlement transaction can be found in Innovative's Form 8-K filed today with the SEC, which can be found on the SEC's website at www.sec.gov.

About Innovative Software Technologies
Based in Riverside, Missouri, Innovative Software Technologies, Inc. (OTCBB:INIV
- News) specializes in the distribution of business-to-business and business-to-consumer informational software solutions and consulting services, including: Web Enterprise Management System (), Triad Learning Services (www.triadlearningsystems.com), OneCrypt (www.onecrypt.com), Skills in Demand (), eTaxNet (www.etaxnet.com) and the Financial Toolkit 1.0 (www.toolkit1.com). The corporate website is located at www.istsoftware. This release may contain statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of factors that could cause actual results to differ materially from those discussed in the forward-looking statements, including but are not limited to fluctuations in financial results, availability and customer acceptance of our products and services, the impact of competitive products, services and pricing, general market trends and conditions, the litigation threatened by senior management of the Company's operating subsidiary and other risks detailed in the Company's SEC reports. Actual results may vary materially from projected results.

Contact:

     Innovative Software Technologies, Inc.
     Angela Whitworth, 816/584-8030, ext. 1212
     Fax: 816/584-8036
     ir@istsoftware.com